Exhibit 16.1

April 24, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated April 24, 2025, of LQR House Inc. and are in agreement with the statements contained therein concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ dbbmckennon
dbbmckennon
Newport Beach, California